Exhibit 99.1
Tronox Completes Two Land Sales; Provides Second-Quarter Update
Oklahoma City, July 2, 2008 — Tronox Incorporated (NYSE: TRX, TRX.B) completed the sale of two parcels of 100%-owned property at the end of June 2008, with net proceeds from the sales totaling approximately $12 million (pretax). The parcels sold were located in Henderson, Nev., and Oklahoma City. The company was able to use $3.2 million of the net proceeds to reduce outstanding debt under its senior secured credit facility at June 30, 2008, and will use the remainder of the net proceeds to reduce outstanding debt during the first week of July.
During the second quarter, Tronox continued its efforts to reduce costs and increase titanium dioxide (TiO2) pricing. Late in the second quarter, Tronox was able to implement a portion of its announced price increases in all three regions. However, these actions were not enough to offset the rapid increases in process chemical, energy and transportation costs and production difficulties the company experienced in the second quarter, combined with the impact of the ongoing weak U.S. economy. As Tronox announced previously, its second-quarter financial results will also be impacted by production difficulties at its Uerdingen, Germany, and Kwinana, Western Australia, titanium dioxide facilities, in the range of approximately $10 million to $12 million (pretax). In addition, higher natural gas costs at Kwinana due to the ongoing curtailment of natural gas supply resulting from the shutdown of Apache’s natural gas processing facility in Western Australia are expected to impact second-quarter results in the range of $1.5 million to $2.5 million (pretax). As we move into the third quarter, we are continuing to see a trend of further price increases being implemented in all three regions of the world, which Tronox believes will help offset continuing TiO2 industry cost increases. There is no assurance, however, that these pricing trends will offset continuing cost increases that the company is unable to predict and that depend on numerous factors beyond its control.
As a result of these unexpected second-quarter impacts, Tronox requested a waiver to its financial covenants for the 2008 second quarter under its senior secured credit facility which was approved by the requisite lenders. The company also is requesting an amendment to its leverage ratio financial covenant for the remainder of 2008 as a result of the anticipated second-quarter results. Details of the waiver, the reasons for having to seek the waiver, and the impact of not receiving an extension of the waiver or amendment to the credit agreement are provided in the Current Report on Form 8-K filed by Tronox today with the SEC, which is available at www.sec.gov and www.tronox.com under the Investor Relations section. The waiver expires on July 31, 2008.
As a result of the continued cost escalations and compressed margins, Tronox is evaluating the pigment segment goodwill for impairment in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.” This is an annual assessment conducted in the second quarter of each year. The company intends to provide additional information upon completion of its evaluation of this asset. The goodwill balance at March 31, 2008, was $13.7 million, and the potential non-cash charge, if any, could be from $0 to $13.7 million.
Total debt at June 30, 2008, was $540.1 million, including $69 million outstanding on the company’s $250 million revolving credit facility.
The company remains focused on reducing costs and increasing prices, with pricing trending up as increases are being implemented worldwide to help offset the continuing cost pressure the TiO2 industry faces. As previously announced, Tronox continues to evaluate all strategic alternatives to improve the business, including development opportunities, mitigation of legacy liabilities, capital restructuring and land sales.
Second-Quarter Earnings Release
Tronox expects to release its second-quarter 2008 earnings on Wednesday, July 30, at 7 a.m. EDT.
About Tronox
Headquartered in Oklahoma City, Tronox is the world’s third-largest producer and marketer of titanium dioxide pigment, with an annual production capacity of 642,000 tonnes. Titanium dioxide pigment is an inorganic white pigment used in paint, coatings, plastics, paper and many other everyday products. The company’s five pigment plants, which are located in the United States, Australia, Germany and the Netherlands, supply high-performance products to approximately 1,100 customers in 100 countries. In addition, Tronox produces electrolytic products, including sodium chlorate, electrolytic manganese dioxide, boron trichloride, elemental boron and lithium manganese oxide.
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Forward-Looking Statements: Some information in this news release regarding the company’s or management’s intentions, beliefs or expectations, or that otherwise speak to future events, are “forward-looking statements” within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include those statements preceded by, followed by or that otherwise include the words “believes,” “will,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “target,” “budget,” “goal,” “plans,” “objective,” “outlook,” “should,” or similar words. Future results and developments discussed in these statements may be affected by numerous factors and risks, such as the accuracy of the assumptions that underlie the statements, the market value of Tronox’s products, demand for consumer products for which Tronox’s businesses supply raw materials, the market for raw materials that Tronox uses to produce TiO2, its inability to predict the prices of such raw materials, the financial resources of competitors, the market for debt and/or equity financing, changes in laws and regulations, the ability to respond to challenges in international markets, changes in currency exchange rates, political or economic conditions in areas where Tronox operates, trade and regulatory matters, general economic conditions, and other factors and risks identified in the Risk Factors Section of Tronox’s Annual Report on Form 10-K for the year ended December 31, 2007, and subsequent Quarterly Reports on Form 10-Q, as filed with the U.S. Securities and Exchange Commission (SEC), and other SEC filings. Actual results and developments may differ materially from those expressed or implied in this news release. The company does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made. Investors are urged to consider closely the disclosures and risk factors in Tronox’s Annual Report on Form 10-K for the year ended December 31, 2007, available on Tronox’s website, www.tronox.com. This also can be obtained from the SEC by calling 1-800-SEC-0330.
Investor Contact: Robert Gibney
Direct: 405-775-5105
E-mail: robert.gibney@tronox.com
Media Contact: Debbie Schramm
Direct: 405-775-5177
Mobile: 405-830-6937
E-mail: debbie.schramm@tronox.com